Exhibit 3.1

AMENDED AND RESTATED

TRUST AGREEMENT OF

WISDOMTREE BITCOIN FUND

(formerly WisdomTree Bitcoin Trust)

Dated as of December 28, 2023 By and Among

WISDOMTREE DIGITAL COMMODITY SERVICES, LLC

as Sponsor

and

DELAWARE TRUST COMPANY

(formerly known as CSC Trust Company of Delaware)

i

ii

iii

iv

WISDOMTREE BITCOIN FUND

AMENDED AND RESTATED TRUST AGREEMENT

This AMENDED AND RESTATED TRUST AGREEMENT of WISDOMTREE BITCOIN FUND (formerly, WisdomTree Bitcoin Trust) is made and entered into as of the 28th day of December, 2023, by and among WISDOMTREE DIGITAL COMMODITY SERVICES, LLC, a Delaware limited liability company (the “Sponsor”), and DELAWARE TRUST COMPANY, a Delaware corporation, as trustee, (the “Trustee”).

RECITALS

WHEREAS, with the filing of a Certificate of Trust on March 8, 2021 and entry into that certain original trust agreement between the Sponsor and the Trustee (the “Original Trust Agreement”), the Sponsor established a statutory trust to be known as “WisdomTree Bitcoin Trust,” pursuant to the Delaware Trust Statute;

WHEREAS, with the filing of a Certificate of Amendment on December 18, 2023, the name of the trust was changed to “WisdomTree Bitcoin Fund.”

WHEREAS, the Sponsor and the Trustee wish to enter into this Amended and Restated Trust Agreement.

NOW, THEREFORE, the Trustee and the Sponsor hereby amend and restate the Original Trust Agreement in its entirety and agree to enter in the Amended and Restated Trust Agreement as set forth below.

ARTICLE I DEFINITIONS; THE TRUST

SECTION 1.1 Definitions.

As used in this Trust Agreement, the following terms shall have the following meanings unless the context otherwise requires:

“Additional Trust Expenses” has the meaning set forth in Section 6.8(b)(i).

“Administrator” means any Person from time to time engaged by the Sponsor to assist in the administration of the Shares.

“Affiliate” means (i) any Person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of such Person, (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by such Person, (iii) any Person, directly or indirectly, controlling, controlled by or under common control of such Person, (iv) any employee, officer, director, member, manager or partner of such Person, or (v) if such Person is an employee, officer, director, member, manager or partner, any Person for which such Person acts in any such capacity.

“Annual Report” means the Trust’s most recent annual report on Form 10-K prepared and filed in accordance with the rules and regulations of the SEC.

“Authorized Participant” or “Participant” means a Person that (i) is a registered broker-dealer or is exempt from registration as a broker-dealer, (ii) has entered into an Authorized Participant Agreement with the Sponsor and the Trust, and (iii) is a DTC participant.

“Authorized Participant Agreement” or “Participant Agreement” means an agreement entered into among the Trust, Sponsor and an Authorized Participant which permits the Authorized Participant to submit Creation Orders and Redemption Orders with respect to the Trust.

“Basket” means a block of 5,000 Shares, as such number may be increased or decreased from time to time and as disclosed in the Prospectus.

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“Basket Bitcoin Amount” means, on any Trade Date, the amount of Bitcoins required as of such Trade Date for each Creation Basket or Redemption Basket, as determined by the Sponsor according to the methodology set forth in the Prospectus.

“Basket Cash Amount” means, on any Trade Date, the amount of cash required as of such Trade Date for each Creation Basket or Redemption Basket, as determined by the Sponsor according to the methodology set forth in the Prospectus.

“Beneficial Owner” means any Person owning a beneficial interest in any Shares, including a person who holds Shares through a Registered Owner.

“Bitcoin” means a type of virtual currency based on an open source cryptographic protocol existing on the Bitcoin Network as determined by the Sponsor.

“Bitcoin Account” means, collectively, the Wallet Account, the Vault Account and any subaccounts associated therewith.

“Bitcoin Custodian” means Coinbase Custody Trust Company, LLC, or any other Person or Persons from time to time engaged to provide custodian, security or related services to the Trust with respect to bitcoin pursuant to a written agreement with the Trust or Sponsor on behalf of the Trust.

“Bitcoin Holdings” means, at any time, the aggregate value, expressed in U.S. Dollars, of the Trust’s assets, less its liabilities (which include estimated accrued but unpaid fees and expenses), calculated in accordance with the Prospectus.

“Bitcoin Index Price” (which may also be referred to as the “Reference Rate”) has the meaning ascribed to such term as provided in the Prospectus.

“Bitcoin Network” means the online, end-user-to-end-user network hosting a public transaction ledger, known as a blockchain, and the source code comprising the basis for the cryptographic and algorithmic protocols governing the Bitcoin Network.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are permitted or required to close for business in New York, New York.

“Certificate of Trust” means the Certificate of Trust of the Trust, including all amendments thereto, filed with the Secretary of State of the State of Delaware pursuant to Section 3810 of the Delaware Trust Statute.

“Cash Custodian” means State Street Bank and Trust Company, or any other Person or Persons from time to time engaged to provide custodian, security or related services to the Trust with respect to non-bitcoin assets pursuant toa written agreement with the Trust or Sponsor on behalf of the Trust.

“CFTC” means the Commodity Futures Trading Commission.

“Code” means the Internal Revenue Code of 1986, as amended.

“Corporate Trust Office” means the principal office at which at any particular time the corporate trust business of the Trustee is administered, which office at the date hereof is located at 251 Little Falls Drive, Wilmington, DE 19808.

“Covered Person” means the Sponsor and its Affiliates and their respective members, managers, directors, officers, employees, agents and controlling persons.

“Creation Basket” means a Basket issued by the Trust in exchange for the deposit of the Basket Bitcoin Amount or Basket Cash Amount, as applicable, with the Custodian.

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“Creation Order” has the meaning set forth in Section 3.3(a)(i).

“CTA” has the meaning set form in Section 13.13 herein.

“Custodian” means as the context requires herein, the Bitcoin Custodian and/or the Cash Custodian, and any substitute or additional custodian of the Trust's bitcoin and/or cash pursuant to written agreement with the Trust or Sponsor on behalf of the Trust.

“Delaware Trust Statute” means the Delaware Statutory Trust Act, Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801 et seq., as the same may be amended from time-to-time.

“DTC” means The Depository Trust Company, or its successor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” has the meaning set forth in Section 2.4(a).

“FinCEN” means the Financial Crimes Enforcement Network, a bureau of the U.S. Department of Treasury.

“Fiscal Year” has the meaning set forth in Section 9.1.

“GAAP” means U.S. generally accepted accounting principles.

“Incidental Rights” means the rights to acquire, or otherwise establish dominion and control over, any virtual currency or other asset or right, which rights are incident to the Trust’s ownership of Bitcoins and arise without any action of the Trust, or of the Sponsor or Trustee on behalf of the Trust.

“Indemnified Persons” has the meaning assigned to such term in Section 2.4(a).

“IR Virtual Currency” means any virtual currency or other asset or right acquired by the Trust through the exercise (subject to Section 1.5(b) and Section 6.4(l)) of any Incidental Right.

“IRS” means the U.S. Internal Revenue Service or any successor thereto.

“Liquidating Trustee” has the meaning assigned thereto in Section 12.2.

“Marketer” means Foreside Fund Services, Inc. or any other Person from time to time engaged to provide marketing services or related services to the Trust pursuant to pursuant to written agreement with the Trust or Sponsor on behalf of the Trust.

“Marketing Fee” means the fee payable to the Marketer for services it provides to the Trust, which the Sponsor shall pay the Marketer as a Sponsor-paid Expense.

“NAV” means net asset value.

“PA Procedures” has the meaning assigned thereto in Section 3.3(a).

“Percentage Interest” means, with respect to any Shareholder at any time, a fraction, the numerator of which is the number of Shares held by such Shareholder and the denominator of which is the total number of Shares outstanding, in each case as of 4:00 p.m., New York time, on the date of determination.

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“Person” means any natural person, corporation, limited liability company, partnership, trust, association, joint venture, estate and other entities, whether or not legal entities, governments and agencies and political subdivisions thereof, whether domestic or foreign, and any other “person” within the meaning of Section 3801(f) of the Delaware Trust Statute.

“Prime Execution Agent” means Coinbase Inc. or any other Person or Persons from time to time engaged to provide prime brokerage, trade execution or similar services pursuant to a written agreement with the Trust or Sponsor on behalf of the Trust.

“Prospectus” means the prospectus of the Trust that has been filed with the SEC as part of the Registration Statement, as may be amended from time to time.

“Redemption Basket” means a Basket redeemed by the Trust in exchange for Bitcoins or cash in an amount equal to the Basket Bitcoin Amount or Basket Cash Amount, as applicable.

“Redemption Order” has the meaning assigned thereto in Section 5.2(a)(i).

“Registered Owner” means a Person in whose name Shares are registered on the books of the Transfer Agent maintained for that purpose.

“Registration Statement” means the most recent registration statement of the Trust, as filed with and declared effective by the SEC, as the same may at any time and from time to time be amended or supplemented.

“SEC” means the Securities and Exchange Commission.

“Secondary Market” means any exchange, marketplace or other alternative trading system, as determined by the Sponsor, on which the Shares may then be listed, quoted or traded, including but not limited to, the Cboe BZX Exchange, Inc.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” means any Person that owns Shares as a Registered Owner.

“Shares” means the common units of fractional undivided beneficial interest in the profits, losses, distributions, capital and assets of, and ownership of, the Trust.

“Sponsor” means WisdomTree Digital Commodity Services, LLC, or any substitute therefor as provided herein, or any successor thereto by merger or operation of law.

“Sponsor-paid Expense” and “Sponsor-paid Expenses” have the meaning set forth in Section 6.8(a)(v). “Sponsor’s Fee” has the meaning set forth in Section 6.8(a)(i).

“Total Basket Bitcoin Amount” means, with respect to any Creation Order or Redemption Order, the applicable Basket Bitcoin Amount, with respect to an in-kind Creation Order or Redemption Order, or Basket Cash Amount with respect to a Creation Order or Redemption Order in cash, as applicable, multiplied by the number of Creation Baskets or Redemption Baskets, as specified in the applicable Creation Order or Redemption Order.

“Trade Date” means, for any Creation Order or Redemption Order, the Business Day on which the Total Basket Bitcoin Amount with respect to such Creation Order or Redemption Order is determined in accordance with the PA Procedures.

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“Transfer Agent” means State Street Bank and Trust Company, or any other Person from time to time engaged to provide such services or related services to the Trust pursuant to written agreement with the Trust or Sponsor on behalf of the Trust.

“Treasury Regulations” means regulations, including proposed or temporary regulations, promulgated under the Code. References herein to specific provisions of proposed or temporary regulations shall include analogous provisions of final Treasury Regulations or other successor Treasury Regulations.

“Trust” means WisdomTree Bitcoin Fund, a Delaware statutory trust.

“Trust Agreement” means this Amended and Restated Trust Agreement, as it may at any time or from time-to-time be amended.

“Trustee” means Delaware Trust Company, its successors and assigns, or any substitute therefor as provided herein, acting not in its individual capacity but solely as trustee of the Trust.

“Trust Estate” means (i) all the Bitcoins and assets in the Trust’s accounts, including the Bitcoin Account, (ii) all Incidental Rights held by the Trust, (iii) all IR Virtual Currency in the Trust’s accounts, (iv) all cash with the Cash Custodian pending use of such cash for the purchase of Bitcoins, (v) all proceeds from the sale of Bitcoins, Incidental Rights and IR Virtual Currency pending use of such cash for payment of Additional Trust Expenses or distribution to the Shareholders, and (vi) any receivables with respect to the foregoing and any rights of the Trust pursuant to any agreements, other than this Trust Agreement, to which the Trust is a party.

“Trust Expense” has the meaning set forth in Section 2.3.

“U.S. Dollar” means United States dollars.

“Vault Account” means one or more cold storage accounts at the Bitcoin Custodian in the name of the Sponsor and of the Trust held for the safekeeping of the Trust’s Bitcoins.

“Wallet Account” means one or more wallets at the Bitcoin Custodian or Prime Execution Agent (which may be omnibus accounts) in the name of the Trust or the Sponsor on behalf of the Trust held for the deposit and withdrawal of Bitcoins.

SECTION 1.2 Name.

(a) The name of the Trust is “WisdomTree Bitcoin Fund” in which name the Trustee and the Sponsor shall cause the Trust to carry out its purposes as set forth in Section 1.5, make and execute contracts and other instruments in the name and on behalf of the Trust and sue and be sued in the name and on behalf of the Trust. The Trust was previously named “WisdomTree Bitcoin Trust” prior to December 18, 2023.

SECTION 1.3 Delaware Trustee; Offices.

(a) The sole Trustee of the Trust is Delaware Trust Company, which is located at the Corporate Trust Office or at such other address in the State of Delaware as the Trustee may designate in writing to the Sponsor, which shall be reflected in an amendment to the Certificate of Trust. The Trustee shall receive service of process on the Trust in the State of Delaware at the foregoing address. In the event Delaware Trust Company resigns or is removed as the Trustee, the trustee of the Trust in the State of Delaware shall be the successor Trustee, subject to Section 2.1.

(b) The principal office of the Trust, and such additional offices as the Sponsor may establish, shall be located at such place or places inside or outside the State of Delaware as the Sponsor may designate from time to time in writing to the Trustee and the Shareholders. Initially, the principal office of the Trust shall be at c/o WisdomTree Digital Commodity Services, LLC, 250 West 34th Street, 3rd Floor, New York, New York 10119.

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SECTION 1.4 Declaration of Trust.

The Trust Estate shall be held in trust for the Shareholders. It is the intention of the parties hereto that the Trust shall be a statutory trust under the Delaware Trust Statute and that this Trust Agreement shall constitute the governing instrument of the Trust. It is not the intention of the parties hereto to create a general partnership, limited partnership, limited liability company, joint stock association, corporation, bailment or any form of legal relationship other than a Delaware statutory trust that is treated as a grantor trust for U.S. federal income tax purposes and for purposes of applicable state and local tax laws. Nothing in this Trust Agreement shall be construed to make the Shareholders partners or members of a joint stock association. Effective as of the date hereof, the Trustee and the Sponsor shall have all of the rights, powers and duties set forth herein and in the Delaware Trust Statute with respect to accomplishing the purposes of the Trust. The Trustee has filed the Certificate of Trust required by Section 3810 of the Delaware Trust Statute in connection with the formation of the Trust under the Delaware Trust Statute and has amended the Certificate of Trust to reflect the change in the name of the Trust to “WisdomTree Bitcoin Fund”.

SECTION 1.5 Purposes and Powers.

(a)       The purposes of the Trust shall be to invest in, receive and hold Bitcoin and to distribute Bitcoin (or cash from the sale of Bitcoin) upon redemptions of Shares in accordance with Article V hereof (if authorized in accordance with Section 5.1 hereof) and to distribute Bitcoin (or cash from the sale thereof) upon the liquidation of the Trust, and to enter into any lawful transaction and engage in any lawful activities in furtherance of or incidental to the foregoing. For the avoidance of doubt, such activities include any lawful action necessary or desirable as determined by the Sponsor in connection with the Trust’s sale of Incidental Rights or IR Virtual Currency, except if such action would be prohibited by any other provision of this Trust Agreement. The Trust shall have all of the powers specified in Section 3.1 hereof as powers which may be exercised by a Sponsor on behalf of the Trust under this Trust Agreement.

(b)       The Trust shall not take any action that could cause the Trust to be treated other than as a grantor trust for U.S. federal income tax purposes. Without limiting the generality of the foregoing, nothing in this Trust Agreement (including, for the avoidance of doubt, Section 1.5(a)) shall be construed to give the Trustee or the Sponsor the power to vary the investment of the Shareholders within the meaning of Section 301.7701-4(c) or similar provisions of the Treasury Regulations, nor shall the Trustee or the Sponsor take any action that would vary the investment of the Shareholders.

SECTION 1.6 Tax Treatment.

Each of the parties bound by this Trust Agreement (i) expresses its intention that the Shares will qualify under applicable tax law as interests in a grantor trust which holds the Trust Estate, (ii) agrees that it will file its own U.S. federal, state and local income, franchise and other tax returns in a manner that is consistent with clause (i) of this Section 1.6 and with the classification of the Trust as a grantor trust, and (iii) agrees to use reasonable efforts to notify the Sponsor promptly upon a receipt of any notice from any taxing authority having jurisdiction over such holders of Shares with respect to the treatment of the Shares as anything other than interests in a grantor trust.

SECTION 1.7 Legal Title.

Legal title to all of the Trust Estate shall be vested in the Trust as a separate legal entity; provided, however, that if applicable law in any jurisdiction requires legal title to any portion of the Trust Estate to be vested otherwise, the Sponsor may cause legal title to such portion of the Trust Estate to be held by or in the name of the Sponsor or any other Person (other than a Shareholder or the Trustee) as nominee.

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ARTICLE II THE TRUSTEE

SECTION 2.1 Term; Resignation; Removal.

(a) Delaware Trust Company has been appointed and hereby agrees to serve as the Trustee of the Trust. The Trust shall have only one Trustee unless otherwise determined by the Sponsor. The Trustee shall serve until such time as the Trust is terminated or if the Sponsor removes the Trustee or the Trustee resigns. The Trustee is appointed to serve as the trustee of the Trust in the State of Delaware and shall at all times satisfy the requirements of Section 3807(a) of the Delaware Trust Statute.. In case at any time the Trustee shall cease to be eligible to serve as trustee of the Trust in accordance with the provisions of this Section 2.1, the Trustee shall resign promptly in the manner and with the effect specified in this Article II. The Trustee may have normal banking and trust relationships with the Sponsor and their respective Affiliates; provided that none of (i) the Sponsor, (ii) any Person involved in the organization or operation of the Sponsor or the Trust or (iii) any Affiliate of any of them, may be the Trustee hereunder. The Trust shall have at least one trustee with a principal place of business in Delaware. It is understood and agreed by the parties hereto that the Trustee shall have none of the duties or liabilities of the Sponsor and shall have no obligation to supervise or monitor the Sponsor or otherwise manage the Trust.

(b)	The Trustee is permitted to resign upon at least one hundred eighty (180) days’ notice to the Sponsor upon which date such resignation shall be effective, which period may be waived in whole or in part in the sole discretion of the Sponsor.

The Sponsor may at any time, upon thirty (30) days’ prior notice to the Trustee, for any reason or no reason, remove the Trustee and appoint a successor trustee by written instrument or instruments, signed by the Sponsor or its attorney-in-fact duly authorized, which shall be delivered to the Trustee so removed and the successor trustee so appointed. The Certificate of Trust shall be amended to reflect any change in the Trustee.

SECTION 2.2 Powers.

Except to the extent expressly set forth in Section 1.3 and this Article II, the duty and authority to manage the affairs of the Trust is vested in the Sponsor, which duty and authority the Sponsor may further delegate as provided herein, all pursuant to Section 3806(b)(7) of the Delaware Trust Statute. The duties of the Trustee shall be limited to (i) accepting legal process served on the Trust in the State of Delaware, and (ii) the execution of any certificates required to be filed with the Secretary of State of the State of Delaware which the Trustee is required to execute under Section 3811 of the Delaware Trust Statute. The Trustee shall provide prompt notice to the Sponsor of its performance of any of the foregoing. The Sponsor shall reasonably keep the Trustee informed of any actions taken by the Sponsor with respect to the Trust that would reasonably be expected to affect the rights, obligations or liabilities of the Trustee hereunder or under the Delaware Trust Statute.

SECTION 2.3 Compensation and Expenses of the Trustee.

The Trustee shall be entitled to receive from the Sponsor, as a Sponsor-paid Expense, reasonable compensation for its services hereunder as set forth in a separate fee agreement and shall be entitled to be reimbursed by the Sponsor on behalf of the Trust for reasonable out-of-pocket expenses incurred by it in the performance of its duties hereunder, including without limitation, the reasonable compensation, out-of-pocket expenses and disbursements of counsel, any experts and such other agents as the Trustee may employ in connection with the exercise and performance of its rights and duties hereunder (together, the “Trust Expenses”). To the extent that the Sponsor fails to pay the Trust Expenses, the Trust will be responsible for such Trust Expenses.

SECTION 2.4 Indemnification.

(a)       The Trust hereby agrees to indemnify, defend and hold harmless the Trustee (including in its individual capacity) and any of the officers, directors, employees and agents of the Trustee (the “Indemnified Persons”) from and against any and all losses, damages, liabilities, claims, actions, suits, costs, expenses, disbursements (including the reasonable fees and expenses of counsel and fees and expenses incurred in connection with enforcement of its indemnification rights hereunder), taxes and penalties of any kind and nature whatsoever (collectively, “Expenses”), to the extent that such Expenses arise out of or are imposed upon or asserted at any time against such Indemnified Persons with respect to the performance of this Trust Agreement, the creation, operation or termination of the Trust or the transactions contemplated hereby; provided, however, that the Trust shall not be required to indemnify any Indemnified Person for any Expenses which are a result of the willful misconduct, bad faith or gross negligence of an Indemnified Person. If the Trust shall have insufficient assets or improperly refuses to pay an Indemnified Person within sixty (60) days of a request for payment owed hereunder, the Sponsor shall, as secondary obligor, compensate or reimburse the Trustee or indemnify, defend and hold harmless an Indemnified Person as if it were the primary obligor hereunder; provided, however, that the Sponsor shall not be required to indemnify any Indemnified Person for any Expenses which are a result of the willful misconduct, bad faith or gross negligence of an Indemnified Person. To the fullest extent permitted by law and by the requirement for treatment of the Trust as a grantor trust for tax purposes, Expenses to be incurred by an Indemnified Person shall, from time to time, be advanced by, or on behalf of, Sponsor prior to the final disposition of any matter upon receipt by Sponsor of an undertaking by, or on behalf of, such Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified under this Trust Agreement.

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SECTION 2.5 Successor Trustee.

Upon the resignation or removal of the Trustee, the Sponsor shall appoint a successor Trustee by delivering a written instrument to the outgoing Trustee. Any successor Trustee must satisfy the requirements of Section 3807 of the Delaware Trust Statute. The successor Trustee shall become fully vested with all of the rights, powers, duties and obligations of the outgoing Trustee under this Trust Agreement, with like effect as if originally named as Trustee, and the outgoing Trustee shall be discharged of its duties and obligations under this Trust Agreement. Any business entity into which the Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, to the fullest extent permitted by law without the execution or filing of any paper or any further act on the part of any of the parties hereto. Any successor Trustee shall file any necessary amendments to the Certificate of Trust with the Secretary of State.

SECTION 2.6 Liability of Trustee.

Except as otherwise provided in this Article II, in accepting the trust created hereby, Delaware Trust Company acts solely as Trustee hereunder and not in its individual capacity, and all Persons having any claim against Delaware Trust Company by reason of the transactions contemplated by this Trust Agreement and any other agreement to which the Trust is a party shall look only to the Trust Estate for payment or satisfaction thereof. The Trustee shall not be liable or accountable hereunder to the Trust or to any other Person or under any other agreement to which the Trust is a party, except for the Trustee’s own fraud, gross negligence, bad faith or willful misconduct. In particular, but not by way of limitation:

(a)       The Trustee shall have no liability or responsibility for the validity or sufficiency of this Trust Agreement or for the form, character, genuineness, sufficiency, enforceability, collectability, location, existence, value or validity of the Trust Estate;

(b)       The Trustee has not prepared or verified, and shall not be responsible or liable for, any information, disclosure or other statement in the Prospectus or in any other document issued or delivered in connection with the sale or transfer of the Shares;

(c)       The Trustee shall not be liable for any actions taken or omitted to be taken by it in accordance with the instructions of the Sponsor or the Liquidating Trustee;

(d)       The Trustee shall not have any liability for the acts or omissions of the Sponsor, the Cash Custodian, Custodian or their respective delegates;

(e)       The Trustee shall have no duty or obligation to monitor or supervise the performance of any obligations of the Sponsor, the Cash Custodian, Custodian or their respective delegates or any Participant or any other Person;

(f)       No provision of this Trust Agreement shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder;

(g)       Under no circumstances shall the Trustee be liable for any obligations, representations, warranties, covenants or indebtedness of the Trust arising under this Trust Agreement or any other agreements to which the Trust is a party;

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(h)       The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Trust Agreement, or to institute, conduct or defend any litigation under this Trust Agreement or any other agreements to which the Trust is a party, at the request, order or direction of the Sponsor unless the Sponsor has offered to Delaware Trust Company (in its capacity as Trustee and individually) security or indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred by Delaware Trust Company (including, without limitation, the reasonable fees and expenses of its counsel) therein or thereby;

(i) Notwithstanding anything contained herein to the contrary, the Trustee shall not be required to take any action in any jurisdiction other than in the State of Delaware if the taking of such action will (i) require the consent or approval or authorization or order of, or the giving of notice to, or the registration with or taking of any action in respect of, any state or other governmental authority or agency of any jurisdiction other than the State of Delaware, (ii) result in any fee, tax or other governmental charge becoming payable by the Trustee under the laws of any jurisdiction or any political subdivision thereof other than the State of Delaware or (iii) subject the Trustee to personal jurisdiction, other than in the State of Delaware, for causes of action arising from personal acts unrelated to the consummation of the actions of the Trustee contemplated by this Trust Agreement;

(j)       To the extent that, at law or in equity, the Trustee has duties (including fiduciary duties) and liabilities relating thereto to the Trust, the Shareholders or any other Person, the Trustee, acting under this Trust Agreement, shall not be liable to the Trust, the Shareholders or any other Person for its good faith reliance on the provisions of this Trust Agreement to the extent that they restrict or eliminate the duties and liabilities of the Trustee otherwise existing at law or in equity are agreed by the parties hereto to replace such other duties and liabilities of the Trustee; and

(k)       The Trustee shall not be liable for punitive, special, exemplary, consequential or similar damages for a breach of the Trust Agreement under any circumstances, including without limitation, lost profits;

(l)       If the Trustee is unsure of the application of any provision of this Agreement or any related agreement, then the Trustee may promptly deliver a notice to the Sponsor requesting written instructions as to the course of action desired by the Sponsor, and if the Trustee does not receive such instructions within 10 Business Days after it has delivered such notice, or such shorter period of time set forth in such notice, it may, but shall not be obligated, to take or refrain from taking such action not inconsistent with this Agreement;

(m)       The Trustee shall not be required to take any action if the Trustee shall reasonably determine, or shall have been advised by counsel, that such action is likely to result in personal liability, or is contrary to the terms hereof or any document contemplated hereby to which the Trustee is a party or otherwise contrary to law;

(n)       The Trustee shall have no duty or obligation to manage, control, use, sell, dispose of or otherwise deal with the Trust Estate, to prepare or file any document or report (including any securities or tax filings or reports, any financing or continuation statement, qualification to do business, licensing, commission filing or other filing for the Trust), or to otherwise perfect or maintain the perfection of any security interest or lien, or otherwise to take or refrain from taking any action under or in connection with this Agreement except as expressly required by the terms of this Agreement, and the right of the Trustee to perform any discretionary act enumerated in this Agreement or in any related document shall not be construed as a duty, and no implied duties (including fiduciary duties) or obligations shall be read into this Agreement or any related agreement against the Trustee;

(o)       The Trustee shall not be liable for any action taken, or error of judgment made, in good faith by any officer or employee of the Trustee;

(p)       In no event shall the Trustee be liable for forces beyond its control including strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes, epidemics or pandemics, or acts of God and interruptions, loss or malfunctions of utilizes, communications, or computer (software and hardware) services; and

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(q)       The Trustee may earn compensation in the form of short-term interest (“float”) on items like uncashed distribution checks (from the date issued until the date cashed), funds that the Trustee is directed not to invest and deposits awaiting investment direction or received too late to be invested overnight in previously directed investments.

SECTION 2.7 Reliance; Advice of Counsel.

(a)       In the absence of bad faith, the Trustee may conclusively rely upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Trust Agreement in determining the truth of the statements and the correctness of the opinions contained therein, and shall incur no liability to anyone in acting or not acting on any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper believed by it to be genuine and believed by it to be signed by the proper party or parties and need not investigate any fact or matter pertaining to, or contained in, any such document; provided, however, that the Trustee shall have examined any certificates and opinions so as to reasonably determine compliance of such certificates and opinions with the requirements of this Trust Agreement. The Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that such resolution is in full force and effect. As to any fact or matter the method of the determination of which is not specifically prescribed in this Trust Agreement, the Trustee may for all purposes hereof rely on a certificate, signed by the president, any vice president, the treasurer or any other authorized officers of the relevant party, as to such fact or matter, and such certificate shall constitute full protection to the Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon.

(b)       In the exercise or administration of the Trust hereunder and in the performance of its duties and obligations under this Trust Agreement, the Trustee, at the expense of the Trust (i) may act directly or through its agents, attorneys, custodians or nominees pursuant to agreements entered into with any of them, and the Trustee shall not be liable for the conduct or misconduct of such agents, attorneys, custodians or nominees if such agents, attorneys, custodians or nominees shall have been selected by the Trustee with reasonable care and (ii) may consult with counsel, accountants and other skilled professionals to be selected with reasonable care by it. The Trustee shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the opinion or advice of any such counsel, accountant or other such Persons.

SECTION 2.8 Payments to the Trustee.

Any amounts paid to the Trustee pursuant to this Article II shall be deemed not to be a part of the Trust Estate immediately after such payment. Any amounts owing to the Trustee under this Trust Agreement shall constitute a claim against the Trust Estate. Notwithstanding any other provision of this Trust Agreement, all payments to the Trustee, including fees, expenses and any amounts paid in connection with indemnification of the Trustee in accordance with the terms of this Trust Agreement will be payable only in U.S. Dollars.

ARTICLE III SHARES; CREATIONS AND ISSUANCE OF CREATION BASKETS

SECTION 3.1 General.

The Sponsor shall have the power and authority, without action or approval by the Shareholders, to cause the Trust to issue Shares from time to time as it deems necessary or desirable. The number of Shares authorized shall be unlimited. From time to time, the Sponsor may cause the Trust to divide or combine the Shares into a greater or lesser number without thereby changing the proportionate beneficial interests in the Trust Estate, or in any way affecting the rights of the Shareholders without action or approval by the Shareholders. The Trust shall issue Shares solely in exchange for contributions of cash or Bitcoin (or for no consideration if pursuant to a Share distribution or split-up) in such amounts and on such other terms as the Sponsor may determine. All Shares when so issued shall be fully paid and non-assessable. Subject to the limitations upon, and requirements for, the issuance of Creation Baskets stated herein and in the PA Procedures (as defined below), the number of Creation Baskets that may be issued by the Trust is unlimited. Every Shareholder, by virtue of having purchased or otherwise acquired a Share, shall be deemed to have expressly consented and agreed to be bound by the terms of this Trust Agreement.

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SECTION 3.2 Offer of Shares; Procedures for Creation and Issuance of Creation Baskets to Persons Other than Participants.

On any Business Day, the Trust may create and issue Creation Baskets to any Person that has signed a Participant Agreement with the Trust in exchange for a transfer of the Total Basket Bitcoin Amount into the Trust’s Bitcoin Account or the cash equivalent into the Trust’s account at the Cash Custodian; provided that the Trust shall create and issue Creation Baskets only if the Sponsor has determined in good faith that such creation and issuance does not conflict with the other terms of this Trust Agreement or with applicable law.

SECTION 3.3 Offer of Shares; Procedures for Creation and Issuance of Creation Baskets to Participants.

(a)       General. The following procedures, as supplemented by the more detailed procedures in the Prospectus or as specified in the Exhibits, annexes, attachments and procedures, as applicable, to each Participant Agreement (the “PA Procedures”), which may be amended from time to time in accordance with the provisions of the relevant Participant Agreement (provided that any such amendment to the relevant Participant Agreement and/or amended Prospectus language shall not constitute an amendment of this Trust Agreement), shall govern the Trust with respect to the creation and issuance of Creation Baskets to Participants, subject to Section 3.3(b).

(i)       On any Business Day, a Participant may place an order for one or more Creation Baskets (each, a “Creation Order”) in the manner provided in the PA Procedures, Participant Agreement, and/or Prospectus.

(ii)       The Sponsor or its delegate shall process Creation Orders only from Participants with respect to which a Participant Agreement is in full force and effect and only in accordance with the PA Procedures.

(iii)       The Trust shall create and issue Creation Baskets only in exchange for deposit with the applicable Custodian in the time and manner set forth in the Prospectus of the applicable Total Basket Bitcoin Amount by the relevant Participant, along with payment of applicable fees and expenses by the Participant.

(iv)       The Sponsor or its delegate has final determination of all questions as to the calculation of the Total Basket Bitcoin Amount and applicable fees and expenses at any time.

(v)       Upon the applicable Custodian’s receipt of the Total Basket Bitcoin Amount, the Sponsor or its delegate shall, in the time and manner set forth in the Prospectus, (A) with respect to Bitcoin, direct the Bitcoin Custodian to transfer the Basket Bitcoin Amount to the Vault Account, (B) with respect to the Basket Bitcoin Amount, direct the Prime Execution Agent to purchase the applicable amount of Bitcoin and to transfer the purchased Bitcoin into the Vault Account; and (C) direct the Transfer Agent to credit to the Authorized Participant’s account the number of Creation Baskets ordered by the Authorized Participant.

(vi)       The Bitcoin Custodian may accept delivery of Bitcoins by such other means as set forth in the Prospectus and as the Sponsor, from time to time, may determine to be acceptable for the Trust.

(b)       Rejection or Suspension. The Sponsor or its delegate shall reject a Creation Order if the Creation Order is not in proper form as described in the relevant Participant Agreement and Prospectus or if the fulfillment of the Creation Order, in the opinion of its counsel, might be unlawful. The issuance of Creation Baskets may be suspended by the Sponsor generally, or refused with respect to a particular Creation Order, during any period when the transfer books of the Transfer Agent are closed or if circumstances outside the control of the Sponsor or its delegate make it for all practicable purposes not feasible to process Creation Orders or for any other reason at any time or from time to time, or as otherwise described in the Prospectus. None of the Sponsor, its delegates or the Custodian shall be liable for the suspension or rejection of any Creation Order and any amendment to the relevant Participant Agreement and/or amended Prospectus language with respect to rejection or suspension shall not constitute an amendment of this Trust Agreement.

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(c)       Conflict. In the event of any conflict between the procedures described in this Section 3.3 and the PA Procedures, the PA Procedures shall control. In the event of a conflict between the Prospectus and the PA Procedures, the Prospectus shall control.

(d)       Successor Custodian. If a successor to a Custodian shall be employed, the Trust and the Sponsor shall establish procedures acceptable to such successor with respect to the matters addressed in this Section 3.3.

SECTION 3.4 Book-Entry System.

The (a) Sponsor will apply to DTC for acceptance of the Shares in its book-entry settlement system. Shares deposited with DTC shall be evidenced by one or more global certificates, which shall be registered in the name of Cede & Co., as nominee for DTC, and shall bear the following legend:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY ("DTC") TO THE AGENT AUTHORIZED BY THE TRUST FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

(b)    So long as the Shares are eligible for book-entry settlement with DTC and such settlement is available, unless otherwise required by applicable law, all Shares shall be evidenced by one or more global certificates, the Registered Owner of which is DTC or a nominee of DTC, and (1) no Beneficial Owner will be entitled to receive a separate Certificate evidencing those Shares, (2) the interest of a Beneficial Owner in Shares represented by a global certificate will be shown only on, and transfer of that interest will be effected only through, records maintained by DTC or a DTC participant or indirect participant through which the Beneficial Owner holds that interest and (3) the rights of a Beneficial Owner with respect to Shares represented by a global certificate will be exercised only to the extent allowed by, and in compliance with, the arrangements in effect between such Beneficial Owner and DTC or the DTC participant or indirect participant through which that Beneficial Owner holds an interest in Shares.

(c)    If, at any time when Shares are evidenced by a global certificate, DTC ceases to make its book-entry settlement system available for such Shares, the Sponsor may select a comparable depositary for the book-entry settlement of the Shares and cause new global certificates to be issued and registered in the name of such successor depositary or its nominee. If the Sponsor determines that no such successor depositary is available, the Trust shall be dissolved and, to the extent necessary in connection therewith, the Sponsor shall execute and deliver separate certificates evidencing Shares registered in the names of the Beneficial Owners thereof, with such additions, deletions and modifications to this Agreement as the Sponsor shall determine is necessary.

SECTION 3.5 Assets of the Trust.

The Trust Estate shall irrevocably belong to the Trust for all purposes, subject only to the rights of creditors of the Trust and shall be so recorded upon the books of account of the Trust.

SECTION 3.6 Liabilities of the Trust.

The Trust Estate shall be charged with the liabilities of the Trust and with all expenses, costs, charges and reserves attributable to the Trust. The Sponsor shall have full discretion, to the extent not inconsistent with applicable law, to determine which items shall be treated as income and which items as capital, and each such determination and allocation shall be conclusive and binding upon the Shareholders.

SECTION 3.7 Distributions.

(a)       The Sponsor may, in its sole discretion, cause the Trust to make distributions to the Shareholders in such form as determined by the Sponsor from the Trust Estate at any time.

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(b)       Distributions on Shares, if any, may be made with such frequency as the Sponsor may determine, which may be daily or otherwise, to the Shareholders, from the Trust Estate, after providing for actual and accrued liabilities. All distributions on Shares shall be made pro rata to the Shareholders in proportion to their respective Percentage Interests at the date and time of record established for such distribution.

SECTION 3.8 Voting Rights.

Notwithstanding any other provision hereof, on each matter submitted to a vote of the Shareholders, each Shareholder shall be entitled to a proportionate vote based upon its Percentage Interest at such time.

SECTION 3.9 Equality.

All Shares shall represent an equal proportionate beneficial interest in the Trust Estate subject to the liabilities of the Trust, and each Share’s interest in the Trust Estate shall be equal to each other Share.

ARTICLE IV TRANSFERS OF SHARES

SECTION 4.1 .Secondary Market

A Shareholder may sell any or all of its Shares on the Secondary Market pursuant to the rules of the Secondary Market and in compliance with applicable law.

SECTION 4.2 Transfer of Shares Generally.

Title to a Certificate (and to the Shares evidenced thereby), when properly endorsed or accompanied by proper instruments of transfer, shall be transferable by delivery with the same effect as in the case of a certificated security under Article 8 of the Uniform Commercial Code of the State of Delaware; provided, however, that the Sponsor, notwithstanding any notice to the contrary, may treat the Registered Owner of Shares as the absolute owner thereof for the purpose of determining the Person entitled to any distribution or to any notice provided for in this Agreement and for all other purposes.

ARTICLE V REDEMPTIONS

SECTION 5.1 Reserved.

SECTION 5.2 Redemption of Redemption Baskets.

(a)       General. The following procedures, as supplemented by the more detailed procedures in the Prospectus or as specified in the PA Procedures, which may be amended from time to time in accordance with the provisions of the Participant Agreement (provided that any such amendment or amended Prospectus language shall not constitute an amendment of this Trust Agreement), shall govern the Trust with respect to the redemption of Redemption Baskets, subject to Section 5.2(b).

(i)	On any Business Day, a Participant may place an order to redeem Redemption Baskets (each, a “Redemption Order”) in the manner provided in the PA Procedures, Participant Agreement, and/or Prospectus.

(ii)	The Sponsor or its delegate shall process Redemption Orders only from Participants with respect to which a Participant Agreement is in full force and effect.

(iii)	The Trust shall redeem, in the time and manner set forth in the Prospectus, Redemption Baskets only in exchange for deposit with the Transfer Agent of the total number of Baskets indicated in the Participant’s Redemption Order, along with payment of applicable fees and expenses by the Participant.

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(iv)	In order for the Participant to receive the Total Basket Bitcoin Amount, the Sponsor or its delegate shall, in the time and manner set forth in the Prospectus, facilitate delivery of the applicable Basket Bitcoin Amount or Basket Cash to the Participant. Upon receipt of the total number of Baskets indicated in the Participant’s Redemption Order, the Sponsor or its delegate shall instruct the Transfer Agent to cancel the Shares in the Baskets so redeemed.

(v)	The Sponsor or its delegate has final determination of all questions as to the determination of the Total Basket Bitcoin Amount and applicable fees and expenses at any time.

(vi)	The Total Basket Bitcoin Amount shall be subject to the deduction of any applicable tax or other governmental charges that may be due.

(b)       Rejection or Suspension. The Sponsor or its delegate shall reject a Redemption Order if the Redemption Order is not in proper form as described in the relevant Participant Agreement or Prospectus or if the fulfillment of the Redemption Order, in the opinion of its counsel, might be unlawful. The redemption of Baskets may be suspended by the Sponsor generally, or refused with respect to a particular Redemption Order, during any period when the transfer books of the Transfer Agent are closed or if circumstances outside the control of the Sponsor or its delegate make it for all practicable purposes not feasible to process Redemption Orders or for any other reason at any time or from time to time, or as otherwise described in the Prospectus. None of the Sponsor, its delegates or the Custodian shall be liable for the suspension or rejection of any Redemption Order and any amendment to the relevant Participant Agreement and/or amended Prospectus language with respect to rejection or suspension shall not constitute an amendment of this Trust Agreement.

(c)       Conflict. In the event of any conflict between the procedures described in this Section 5.2 and the PA Procedures, the PA Procedures shall control. In the event of a conflict between the Prospectus and the PA Procedures, the Prospectus shall control.

SECTION 5.3 Reserved.

ARTICLE VI THE SPONSOR

SECTION 6.1 Management of the Trust.

Pursuant to Section 3806(b)(7) of the Delaware Trust Statute, the Trust shall be managed by the Sponsor in accordance with this Trust Agreement. The Sponsor may delegate, as provided herein, the duty and authority to manage the affairs of the Trust. Any determination as to what is in the interests of the Trust made by the Sponsor in good faith shall be conclusive. In construing the provisions of this Trust Agreement, the presumption shall be in favor of a grant of power to the Sponsor, but subject, for the avoidance of doubt, to the restrictions, prohibitions and limitations expressly set forth in Section 1.5, Section 6.4 and otherwise in this Trust Agreement. The enumeration of any specific power in this Trust Agreement shall not be construed as limiting the aforesaid power.

SECTION 6.2 Authority of Sponsor.

In addition to, and not in limitation of, any rights and powers conferred by law or other provisions of this Trust Agreement, and except as limited, restricted or prohibited by the express provisions of this Trust Agreement or the Delaware Trust Statute, the Sponsor shall have, and may exercise on behalf of the Trust, all powers and rights necessary, proper, convenient or advisable to effectuate and carry out the purposes of the Trust, which powers and rights shall include, without limitation, the following:

(a)       To direct the Trustee pursuant to this Agreement and to enter into, execute, accept, deliver and maintain, and to cause the Trust to perform its obligations under, contracts, agreements and any or all other documents and instruments incidental to the Trust’s purposes, and to do and perform all such acts as may be in furtherance of the Trust’s purposes, or necessary or appropriate for the offer and sale of the Shares, including, but not limited to, causing the Trust to enter into (i) contracts or agreements with the Sponsor or an Affiliate, provided that any such contract or agreement does not conflict with the provisions of Section 1.5(b) of this Trust Agreement, Section 6.4 of this Trust Agreement or the proviso following clause (ii) of this Section 6.2(a) and (ii) contracts with third parties for various services, it being understood that any document or instrument executed or accepted by the Sponsor in the Sponsor’s name shall be deemed executed and accepted on behalf of the Trust by the Sponsor, provided, however, that such services may be performed by an Affiliate or Affiliates of the Sponsor so long as the Sponsor has made a good faith determination that the Affiliate that it proposes to engage to perform such services is qualified to do so (considering the prior experience of the Affiliate or the individuals employed by the Affiliate).

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(b)       To establish, maintain, deposit into, and sign checks and/or otherwise draw upon, accounts on behalf of the Trust with appropriate banking and savings institutions;

(c)       To deposit, withdraw, pay, retain and distribute the Trust Estate or any portion thereof in any manner consistent with the provisions of this Trust Agreement;

(d)       To supervise the preparation of the Prospectus and supplements and amendments thereto;

(e)       To make or authorize the making of distributions to the Shareholders and expenses of the Trust out of the Trust Estate;

(f)       To cause the Trust to appoint an agent to act on behalf of the Shareholders pursuant to Section 7.5;

(g)       To prepare, or cause to be prepared, and file, or cause to be filed, an application to register any Shares under the Securities Act and/or the Exchange Act and to take any other action and execute and deliver any certificates or documents that may be necessary to effectuate such registration;

(h)       To prepare, or cause to be prepared, and file, or cause to be filed, an application to enable the Shares to be listed, quoted or traded on any listing exchange and to take any other action and execute and deliver any certificates or documents that may be necessary to effectuate such listing, quotation or trading;

(i)       To appoint one or more custodians or other vendors, including itself or an Affiliate, to provide for custodian security services, or to determine not to appoint any custodian or other vendors, and to otherwise take any action with respect to the custodians or other vendors to safeguard the Trust Estate;

(j)       In the sole discretion of the Sponsor, to admit an Affiliate or Affiliates of the Sponsor as additional Sponsors;

(k)       To delegate those of its duties hereunder as it shall determine from time to time to one or more distributors, and add any additional service providers, if needed and as applicable;

(l)       To perform such other services as the Sponsor believes that the Trust may from time to time require;

(m)       To determine, in good faith, which peer-to-peer network, among a group of incompatible forks of the Bitcoin Network, is generally accepted as Bitcoin and should therefore be considered “Bitcoin” for the Trust’s purposes, which the Sponsor will determine in the manner set forth in the Prospectus ;

(n)       In the sole discretion of the Sponsor, to determine what action to take in connection with the Trust’s entitlement to or ownership of Incidental Rights or any IR Virtual Currency, unless such action would adversely affect the status of the Trust as a grantor trust for U.S. federal income tax purposes or otherwise be prohibited by this Trust Agreement, and

(o)       In general, to do everything necessary, suitable or proper for the accomplishment of any purpose or the furtherance of any power herein set forth, either alone or in association with others, and to do every other act or thing incidental or appurtenant to, or growing out of or connected with, the aforesaid purposes or powers.

SECTION 6.3 Obligations of the Sponsor.

To the fullest extent permitted by law, any fiduciary duties that would otherwise be imposed on the Sponsor under the Delaware Trust Statute, at law or in equity are hereby eliminated and replaced entirely by the terms of this Trust Agreement.  The Sponsor shall:

(a)       Devote such of its time to the affairs of the Trust as it shall, in its sole discretion exercised in good faith, determine to be necessary to carry out the purposes of the Trust, as set forth in Section 1.5, for the benefit of the Shareholders;

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(b)       Execute, file, record and/or publish all certificates, statements and other documents and do any and all other things as may be appropriate for the formation, qualification and operation of the Trust and for the conduct of its affairs in all appropriate jurisdictions;

(c)       Retain on behalf of the Trust independent public accountants to audit the accounts of the Trust;

(d)       Employ attorneys to represent the Sponsor and, as necessary, the Trust;

(e)       Select and enter into agreements with the Trustee and any other service provider to the Trust;

(f)       Use its best efforts to maintain the status of the Trust as a grantor trust for U.S. federal income tax purposes under Subpart E, Part I of Subchapter J of the Code;

(g)       Monitor all fees charged to the Trust, and the services rendered by the service providers to the Trust, to determine whether the fees paid by, and the services rendered to, the Trust are at competitive rates and are the best price and services available under the circumstances, and if necessary, renegotiate the fee structure to obtain such rates and services for the Trust;

(h)       Have fiduciary responsibility for the safekeeping and use of the Trust Estate, whether or not in the Sponsor’s immediate possession or control;

(i)       Not employ or permit others to employ the Trust Estate in any manner except for the benefit of the Trust, including, among other things, the utilization of any portion of the Trust Estate as compensating balances for the exclusive benefit of the Sponsor;

(j)       At all times act in good faith and exercise due diligence in all activities relating to the Trust and in resolving conflicts of interest; thereunder;

(k)       Enter into a Participant Agreement with each Participant and discharge the duties and responsibilities of the Trust and the Sponsor under such Participant Agreement;

(l)       Receive directly or through its delegates from Participants and process properly submitted Creation Orders, as described in Section 3.3(a);

(m)       Receive directly or through its delegates from Participants and process properly submitted Redemption Orders (if authorized), as described in Section 5.2(a), or as may from time to time be permitted by Section 5.3;

(n)       Interact with the applicable Custodian and any other party as required;

(o)       If the Shares are listed, quoted or traded on any Secondary Market, cause the Trust to comply with all rules, orders and regulations of such Secondary Market to which the Trust is subject as a result of the listing, quotation or trading of the Shares on such Secondary Market, and take all such other actions that may reasonably be taken and are necessary for the Shares to remain listed, quoted or traded on such Secondary Market until the Trust is terminated or the Shares are no longer listed, quoted or traded on such Secondary Market;

(p)       Prepare and file Registration Statement with the SEC and (i) take such action as is necessary to qualify the Shares for offering and sale under the federal securities laws of the United States, including the preparation and filing of amendments and supplements to such Registration Statement, and, if the Sponsor so determines, under the laws of any other relevant jurisdiction, (ii) prepare, file and distribute, if applicable, any periodic reports or updates that may be required under the Exchange Act, the United States Commodity Exchange Act, as amended, or the rules and regulations thereunder. The foregoing clauses of Section 6.2 and Section 6.3 shall be construed as powers, and the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the general powers of the Sponsor. Any action by the Sponsor hereunder shall be deemed an action on behalf of the Trust, and not an action in an individual capacity.

SECTION 6.4 General Prohibitions.

The Trust shall not, and the Sponsor shall not have the power to cause the Trust to:

(a)       Borrow money from, or loan money to, any Shareholder, the Sponsor or any other Person;

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(b)       Create, incur, assume or suffer to exist any lien, mortgage, pledge conditional sales or other title retention agreement, charge, security interest or encumbrance on or with respect to the Trust Estate, except for (i) liens for taxes not delinquent or being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established and (ii) liens by the Trustee against the Trust property as security for any amounts owing to the Trustee hereunder;

(c)       Commingle the Trust Estate with the assets of any other Person, provided that, for the avoidance of doubt, a portion of the Trust Estate may be held in a Wallet Account (which may be an omnibus account) from time to time in order to facilitate the creation and redemption of Shares;

(d)       Permit rebates to be received by the Sponsor or any Affiliate of the Sponsor, or permit the Sponsor or any Affiliate of the Sponsor to engage in any reciprocal business arrangements which would circumvent the foregoing prohibition;

(e)       Enter into any exclusive brokerage contract;

(f)       Elect to be treated as an association taxable as a corporation for U.S. federal income tax purposes; or

(g)       Notwithstanding any other provision of this Trust Agreement, including Section 6.4(b), take any action that could cause the Trust to be treated other than as a grantor trust for U.S. federal income tax purposes.

SECTION 6.5 Liability of Covered Persons.

A Covered Person shall have no liability to the Trust or to any Shareholder or other Covered Person for any loss suffered by the Trust which arises out of any action or inaction of such Covered Person if such course of conduct did not constitute fraud, bad faith or willful misconduct of such Covered Person.

Subject to the foregoing, neither the Sponsor nor any other Covered Person shall be personally liable for the return or repayment of all or any portion of the Bitcoin transferred, or the purchase price otherwise paid, by a Shareholder for its Shares, it being expressly agreed that any such return made pursuant to this Trust Agreement shall be made solely from the assets of the Trust without any rights of contribution from the Sponsor or any other Covered Person. A Covered Person shall not be liable for the conduct or misconduct of any delegatee selected by the Sponsor with reasonable care.

SECTION 6.6 Fiduciary Duty.

(a)       To the extent that, at law or in equity, the Sponsor shall not have any implied duties (including fiduciary duties) or liabilities otherwise existing at law or in equity with respect to the Trust, but to the extent the Sponsor has duties (including fiduciary duties) and liabilities relating thereto to the Trust, the Shareholders or any other Person, the Sponsor acting under this Trust Agreement shall not be liable to the Trust, the Shareholders or any other Person for its good faith reliance on the provisions of this Trust Agreement subject to the standard of care set forth in Section 6.5 herein. The provisions of this Trust Agreement, to the extent that they restrict or eliminate the duties and liabilities of the Sponsor otherwise existing at law or in equity are agreed by the parties hereto to replace such other duties and liabilities of the Sponsor. To the fullest extent permitted by law, no Person other than the Sponsor and the Trustee shall have any duties (including fiduciary duties) or liabilities at law or in equity to the Trust, the Shareholders or any other Person.

(b)       Unless otherwise expressly provided herein:

(i)	whenever a conflict of interest exists or arises between the Sponsor or any of its Affiliates, on the one hand, and the Trust, any Shareholder or any other Person, on the other hand; or

(ii)	whenever this Trust Agreement or any other agreement contemplated herein provides that the Sponsor shall act in a manner that is, or provides terms that are, fair and reasonable to the Trust, any Shareholder or any other Person, the Sponsor shall resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Sponsor, the resolution, action or terms so made, taken or provided by the Sponsor shall not constitute a breach of this Trust Agreement or any other agreement contemplated herein or of any duty or obligation of the Sponsor at law or in equity or otherwise.

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(c)       The Sponsor and any Affiliate of the Sponsor may engage in or possess an interest in profit-seeking or business ventures of any nature or description, independently or with others, whether or not such ventures are competitive with the Trust and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to the Sponsor. If the Sponsor acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Trust, it shall have no duty to communicate or offer such opportunity to the Trust, and the Sponsor shall not be liable to the Trust or to the Shareholders for breach of any fiduciary or other duty by reason of the fact that the Sponsor pursues or acquires for, or directs such opportunity to, another Person or does not communicate such opportunity or information to the Trust. Neither the Trust nor any Shareholder shall have any rights or obligations by virtue of this Trust Agreement or the trust relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the purposes of the Trust, shall not be deemed wrongful or improper. Except to the extent expressly provided herein, the Sponsor may engage or be interested in any financial or other transaction with the Trust, the Shareholders or any Affiliate of the Trust or the Shareholders.

(d)       To the fullest extent permitted by law and notwithstanding any other provision of this Trust Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Trust Agreement a Person is permitted or required to make a decision (a) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Trust, the Shareholders or any other Person, or (b) in its “good faith” or under another express standard, the Person shall act under such express standard and shall not be subject to any other or different standard. The term “good faith” as used in this Trust Agreement shall mean subjective good faith as such term is understood and interpreted under Delaware law.

SECTION 6.7 Indemnification of the Sponsor.

(a)       The Sponsor and any other Covered Person shall be indemnified by the Trust against any losses, judgments, liabilities, expenses and amounts arising out of or in connection the performance of its obligations under the Trust Agreement, any actions taken in accordance with the provisions of the Trust agreement or with its activities for the Trust, provided that (i) the Sponsor was acting on behalf of, or performing services for, the Trust and such liability or loss was not the result of fraud, bad faith, willful misconduct, or a material breach of this Trust Agreement on the part of the Sponsor and (ii) any such indemnification will be recoverable only from the Trust Estate. Any amounts payable to the Sponsor and any Covered Person under the Trust Agreement may be payable in advance. The Sponsor will not be under any obligation to appear in, prosecute or defend any legal action that in its opinion may involve it in any expense or liability; provided, however, that the Sponsor may, in its discretion, undertake any action that it may deem necessary or desirable in respect of the Trust Agreement and the rights and duties of the parties hereto and the interests of the Shareholders and, in such event, the legal expenses and costs of any such action will be expenses and costs of the Trust and the Sponsor will be entitled to be reimbursed therefor by the Trust.

(b)       All rights to indemnification permitted herein and payment of associated expenses shall not be affected by the dissolution or other cessation of existence of the Sponsor, or the withdrawal, adjudication of bankruptcy or insolvency of the Sponsor, or the filing of a voluntary or involuntary petition in bankruptcy under Title 11 of the United States Code by or against the Sponsor.

(c)       The Trust shall not incur the cost of that portion of any insurance that insures any party against any liability, the indemnification of which is herein prohibited.

(d)       Expenses incurred in defending a threatened or pending civil, administrative or criminal action suit or proceeding against the Sponsor shall be paid by the Trust in advance of the final disposition of such action, suit or proceeding if (i) the legal action relates to the performance of duties or services by the Sponsor on behalf of the Trust;; and (ii) the Sponsor undertakes to repay the advanced funds with interest to the Trust in cases in which it is not entitled to indemnification under this Section 6.7.

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(e)       The term “Sponsor” as used only in this Section 6.7 shall include, in addition to the Sponsor, any other Covered Person performing services on behalf of the Trust and acting within the scope of the Sponsor’s authority as set forth in this Trust Agreement.

(f)       In the event the Trust is made a party to any claim, dispute, demand or litigation or otherwise incurs any loss, liability, damage, cost or expense as a result of or in connection with any Shareholder’s (or assignee’s) obligations or liabilities unrelated to Trust affairs, such Shareholder (or assignees cumulatively) shall indemnify, defend, hold harmless, and reimburse the Trust for all such loss, liability, damage, cost and expense incurred, including attorneys’ and accountants’ fees.

SECTION 6.8 Expenses and Limitations Thereon.

(a)	Sponsor’s Fee.

(i) The Trust shall pay to the Sponsor a fee (the “Sponsor’s Fee”), which shall be in an amount set forth in the Prospectus but may be amended in accordance with Section 10.1 herein. The Sponsor’s Fee will accrue and be payable in U.S. Dollars.

(ii) Except as provided in Section 6.8(a)(iv), to cause the Trust to pay the Sponsor’s Fee, the Sponsor shall instruct the Custodian to withdraw from the Bitcoin Account the number of Bitcoins equal to the accrued but unpaid Sponsor’s Fee and to direct the Prime Execution Agent to sell such Bitcoins and revert the proceeds to the Sponsor. The Trust shall be responsible for any fees and expenses incurred by the Sponsor to convert the Bitcoins received in the payment of the Sponsor’s Fee into U.S. Dollars.

(iii) The Sponsor may, from time to time, temporarily waive all or a portion of the Sponsor’s Fee in its sole discretion or otherwise request a transfer of bitcoin to an account maintained for the Sponsor to pay the Sponsor’s Fee in lieu of the fee payable in U.S. Dollars, but is under no obligation to do so.

(iv) As partial consideration for receipt of the Sponsor’s Fee, the Sponsor shall assume and pay the fees and other expenses incurred by the Trust that are set forth in the Prospectus as to be paid by the Sponsor out of the Sponsor’s Fee (each, a “Sponsor-paid Expense” and together, the “Sponsor-paid Expenses”), provided that any expense that qualifies as an Additional Trust Expense as set forth in Section 6.8(b) shall be deemed to be an Additional Trust Expense and not a Sponsor-paid Expense.

(b)	Additional Trust Expenses.
(i)	The Trust shall pay any expenses incurred by the Trust in addition to the Sponsor’s Fee that are not Sponsor-paid Expenses. Such expenses are expected to include, but are not limited to, (i) taxes and governmental charges, (ii) applicable brokerage commissions, financing charges or fees, Bitcoin network fees and similar transaction fees, (iii) expenses and costs of any extraordinary services performed by the Sponsor (or any other service provider) on behalf of the Trust to protect the Trust or the interests of Shareholders (including in connection with any Incidental Rights and any IR Virtual Currency), (iii) any indemnification of the Custodian, Administrator or other agents, service providers or counterparties of the Trust, and (v) extraordinary legal fees and expenses, including any legal fees and expenses incurred in connection with litigation, regulatory enforcement or investigation matters (collectively, “Additional Trust Expenses”).
(ii)	To cause the Trust to pay the Additional Trust Expenses, if any, the Sponsor or its delegates shall instruct the Custodian to withdraw from the Bitcoin Account Bitcoins in such quantity as may be necessary to permit payment of such Additional Trust Expenses and will cause the Trust (or its delegate) to convert such Bitcoin into U.S. Dollars.

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(iii)	If the Trust holds any Incidental Rights and/or IR Virtual Currency at any time, the Trust may pay any Additional Trust Expenses, in whole or in part, with such Incidental Rights and/or IR Virtual Currency by entering into an agreement with the relevant payee and transferring such Incidental Rights and/or IR Virtual Currency to that payee at a value to be determined pursuant to such agreement; provided that the Trust shall use Incidental Rights and/or IR Virtual Currency to pay Additional Trust Expenses only if such agreement and transfer does not otherwise conflict with the terms of this Trust Agreement. If the Trust pays the Additional Trust Expenses in Incidental Rights and/or IR Virtual Currency, in whole or in part, the amount of Bitcoin that would otherwise have been used to satisfy such payment shall be correspondingly reduced.

(c)	The Sponsor or any Affiliate of the Sponsor may be reimbursed only for the actual cost to the Sponsor or such Affiliate of any expenses that it advances on behalf of the Trust for payment of which the Trust is responsible.

SECTION 6.9 Voluntary Withdrawal of the Sponsor.

The Sponsor may withdraw voluntarily as the Sponsor of the Trust only upon one hundred and twenty (120) days’ prior written notice to all Shareholders and the Trustee. If the withdrawing Sponsor is the last remaining Sponsor, the Shareholders holding Shares equal to at least a majority (over 50%) of the Shares may vote to elect and appoint, effective as of a date on or prior to the withdrawal, a successor Sponsor who shall carry on the affairs of the Trust. If the Sponsor withdraws and a successor Sponsor is elected, the withdrawing Sponsor shall pay all expenses incurred directly as a result of its withdrawal. If the Sponsor withdraws and no successor is elected within ninety (90) days following the date of the withdrawal of the Sponsor, the Trust shall dissolve.

SECTION 6.10 Litigation.

The Sponsor is hereby authorized on behalf of the Trust to prosecute, defend, settle or compromise actions or claims at law or in equity as may be necessary or proper to enforce or protect the Trust’s interests. The Sponsor shall satisfy any judgment, decree or decision of any court, board or authority having jurisdiction or any settlement of any suit or claim prior to judgment or final decision thereon, first, out of any insurance proceeds available thereafter out of the Trust’s assets.

SECTION 6.11 Bankruptcy; Merger of the Sponsor.

(a)       The Sponsor shall not cease to be a Sponsor of the Trust merely upon the occurrence of its making an assignment for the benefit of creditors, filing a voluntary petition in bankruptcy, filing a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, filing an answer or other pleading admitting or failing to contest material allegations of a petition filed against it in any proceeding of this nature or seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator for itself or of all or any substantial part of its properties.

(b)       To the fullest extent permitted by law, nothing in this Trust Agreement shall be deemed to prevent the merger of the Sponsor with another corporation or other entity, the reorganization of the Sponsor into or with any other corporation or other entity, the transfer of all the capital stock of the Sponsor or the assumption of the rights, duties and liabilities of the Sponsor by, in the case of a merger, reorganization or consolidation, the surviving corporation or other entity by operation of law or the transfer of the Sponsor’s Shares; provided, however, that if such merger, reorganization, transfer, or assumption is with an entity that is not an Affiliate of Sponsor, immediately prior to such merger, reorganization, transfer or assumption, the Sponsor shall provide notice to Shareholders at least thirty (30) days prior to the completion of such transaction. Without limiting the foregoing, none of the transactions referenced in the preceding sentence shall be deemed to be a voluntary withdrawal for purposes of Section 6.10.

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ARTICLE VII THE SHAREHOLDERS

SECTION 7.1 No Management or Control; Limited Liability; Exercise of Rights through a Participant.

The Shareholders shall not participate in the management or control of the Trust nor shall they enter into any transaction on behalf of the Trust or have the power to sign for or bind the Trust, said power being vested solely and exclusively in the Sponsor. Except as provided in Section 7.3 hereof, no Shareholder shall be bound by, or be personally liable for, the expenses, liabilities or obligations of the Trust in excess of its Percentage Interest of the Trust Estate. Except as provided in Section 7.3 hereof, each Share owned by a Shareholder shall be fully paid and no assessment shall be made against any Shareholder. No salary shall be paid to any Shareholder in its capacity as a Shareholder, nor shall any Shareholder have a drawing account or earn interest on its Percentage Interest of the Trust Estate. By the purchase and acceptance or other lawful delivery and acceptance of Shares, each owner of such Shares shall be deemed to be a Shareholder and beneficial owner of the Trust and vested with a beneficial undivided interest in the Trust to the extent of the Shares owned beneficially by such Shareholder, subject to the terms and conditions of this Trust Agreement.

SECTION 7.2 Rights and Duties.

The Shareholders shall have the following rights, powers, privileges, duties and liabilities:

(a)       The Shareholders shall receive the share of the distributions provided for in this Trust Agreement in the manner and at the times provided for in this Trust Agreement.

(b)       Shareholders shall have the right to demand a redemption of their Shares only upon the dissolution and winding up of the Trust and only to the extent of funds available therefor, as provided in Section 12.2. In no event shall a Shareholder be entitled to demand or receive property other than cash upon the dissolution and winding up of the Trust. No Shareholder shall have priority over any other Shareholder as to distributions. The Shareholder shall not have any right to bring an action for dissolution or partition against the Trust.

(c)       Shareholders holding Shares representing at least a majority (over 50%) of the Shares may vote to appoint a successor Sponsor solely in the circumstance set forth in Section 6.9.

Except as set forth above, the Shareholders shall have no voting or other rights under this Trust Agreement, the Delaware Trust Statute or otherwise with respect to the Trust.

SECTION 7.3 Limitation of Liability.

(a)       Except as provided in Section 6.7(f) hereof, and as otherwise provided under Delaware law, the Shareholders shall be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of Delaware and no Shareholder shall be liable for claims against or debts of the Trust in excess of its Percentage Interest of the Trust Estate, except in the case of a Shareholder that is a Participant, in the event that the liability is founded upon misstatements or omissions contained in such Shareholder’s Participant Agreement. In addition, and subject to the exceptions set forth in the immediately preceding sentence, the Trust shall not make a claim against a Shareholder with respect to amounts distributed to such Shareholder or amounts received by such Shareholder upon redemption of such Shareholder’s Shares unless, under Delaware law, such Shareholder is liable to repay such amount.

(b)       The Trust shall indemnify to the full extent permitted by law and the other provisions of this Trust Agreement, and to the extent of the Trust Estate, each Shareholder against any claims of liability asserted against such Shareholder solely because it is a beneficial owner of one or more Shares as a Shareholder.

SECTION 7.4 Derivative Actions.

Subject to any other requirements of applicable law including Section 3816 of the Delaware Trust Statute, no Registered Owner shall have the right, power or authority to bring or maintain a derivative action, suit or other proceeding on behalf of the Trust unless (a) two or more Registered Owners who (i) are not Affiliates of one another and (ii) collectively hold at least 10% of the outstanding Shares join in the bringing or maintaining of such action, suit or other proceeding, and (b) (i) prior to bringing such action, the Registered Owners must make a demand upon the Sponsor to bring the subject action unless an effort to cause the Sponsor to bring such an action is not likely to succeed; and a demand on the Sponsor shall only be deemed not likely to succeed and therefore excused if the Trustee has a personal financial interest in the transaction at issue, and the Sponsor shall not be deemed interested in a transaction or otherwise disqualified from ruling on the merits of a Registered Owner demand by virtue of the fact that the Sponsor receives remuneration for his service as the Sponsor of the Trust or as a trustee or director of one or more investment companies that are under common management with or otherwise affiliated with the Trust; and (ii) unless a demand is not required under clause (i) of this paragraph, the Sponsor must be afforded a reasonable amount of time to consider such Registered Owner request and to investigate the basis of such claim; and the Sponsor shall be entitled to retain counsel or other advisors in considering the merits of the request and may require an undertaking by the Registered Owners making such request to reimburse the Trust for the expense of any such advisors in the event that the Trustee determines not to bring such action.

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SECTION 7.5 Appointment of Agents.

(a)       By the purchase and acceptance or other lawful delivery, acceptance or holding of the Shares, the Shareholders shall be deemed to agree that the Sponsor may cause the Trust to appoint an agent to act on their behalf in connection with any distribution, transfer, sale or liquidation of Incidental Rights and/or IR Virtual Currency if the Sponsor has determined in good faith that such appointment is reasonably necessary or in the best interests of the Trust and the Shareholders in order to facilitate the distribution of any Incidental Rights and/or IR Virtual Currency. For the avoidance of doubt, the Sponsor may cause the Trust to appoint the Sponsor or any of its Affiliates to act in such capacity, subject to Section 6.2(a) of this Trust Agreement. Any Person appointed as agent of the Shareholders pursuant to this Section 7.5(a)(i) shall receive an in-kind distribution of Incidental Rights and/or IR Virtual Currency on behalf of the Shareholders of record with respect to such distribution and (ii) following receipt of any such distribution, shall determine, in such Person’s sole discretion and without any direction from the Trust or the Sponsor (in its capacity as Sponsor of the Trust), whether and when to sell the distributed Incidental Rights and/or IR Virtual Currency on behalf of the record date Shareholders.

(b)       Any agent appointed pursuant to Section 7.5(a) shall not receive any compensation in connection with its role as agent. The foregoing notwithstanding, any such agent shall be entitled to receive from any distribution of Incidental Rights and/or IR Virtual Currency, Incidental Rights and/or IR Virtual Currency with an aggregate fair market value equal to the amount of administrative and other reasonable expenses incurred by such agent in connection with such in-kind distribution of Incidental Rights and/or IR Virtual Currency, including expenses incurred by such agent in connection with any post-distribution sale of such Incidental Rights and/or Virtual Currency.

SECTION 7.6 Business of Shareholders.

Except as otherwise specifically provided herein, any of the Shareholders and any shareholder, officer, director, employee or other Person holding a legal or beneficial interest in an entity that is a Shareholder, may engage in or possess an interest in business ventures of every nature and description, independently or with others, and the pursuit of such ventures, even if competitive with the affairs of the Trust, shall not be deemed wrongful or improper.

SECTION 7.7 Authorization of Prospectus.

Each Shareholder (or any permitted assignee thereof) hereby agrees that the Trust, the Sponsor and the Trustee are authorized to execute, deliver and perform the agreements, acts, transactions and matters contemplated hereby or described in, or contemplated by, the Prospectus (including any other filings under the Exchange Act) on behalf of the Trust without any further act, approval or vote of the Shareholders, notwithstanding any other provision of this Trust Agreement, the Delaware Trust Statute or any applicable law, rule or regulation.

ARTICLE VIII BOOKS OF ACCOUNT AND REPORTS

SECTION 8.1 Books of Account.

Proper books of account for the Trust shall be kept and shall be audited annually by an independent certified public accounting firm selected by the Sponsor in its sole discretion, and there shall be entered therein all transactions, matters and things relating to the Trust as are required by the applicable law and regulations and as are usually entered into books of account kept by trusts. The books of account shall be kept at the principal office of the Trust and no Shareholder shall have any right under this Trust Agreement, the Delaware Trust Statute or otherwise to inspect or receive any account, book, document or other information of the Trust that is not publicly available to such Shareholder, except as conferred by the Sponsor in its sole discretion. Such books of account shall be kept, and the Trust shall report its profits and losses on, the accrual method of accounting for financial accounting purposes on a Fiscal Year basis as described in Article IX.

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SECTION 8.2 Annual Updates, Quarterly Updates and Account Statements.

The Sponsor shall prepare and distribute or publish, as required, such reports (periodic or otherwise) as required by applicable rules and regulations of the SEC and the Secondary Market.

SECTION 8.3 Tax Information.

Appropriate tax information (adequate to enable each Shareholder to complete and file its U.S. federal tax return) shall be delivered or otherwise made available to each Shareholder following the end of each Fiscal Year but, to the extent possible, no later than April 1 or as otherwise required or allowed by applicable laws and regulations. All such information shall be prepared, and all of the Trust’s tax returns shall be filed, in a manner consistent with the treatment of the Trust as a grantor trust. The Trust’s taxable year shall be the calendar year. The Trust shall comply with all U.S. federal withholding requirements respecting distributions to, or receipts of amounts on behalf of, Shareholders that the Sponsor reasonably believes are applicable under the Code. The consent of Shareholders shall not be required for such withholding.

SECTION 8.4 Calculation of NAV and NAV per Share.

The Sponsor or its delegate shall calculate and publish the Trust’s Bitcoin Holdings on each Business Day as of 4:00 p.m., New York time, or as soon as practicable thereafter. In order to calculate the Bitcoin Holdings, the Sponsor shall determine on each Business Day the NAV of the Trust and the NAV per Share in the manner set forth in the Prospectus.

The Trust's periodic financial statements may not utilize the NAV of the Trust to the extent the methodology used to calculate the Reference Rate is deemed not to be consistent with GAAP. For purposes of the Trust's periodic financial statements, the Trust will utilize a pricing source that is consistent with GAAP. The Sponsor will determine in its sole discretion the valuation sources and policies used to prepare the Trust's financial statements in accordance with GAAP. Neither the Sponsor not any applicable service provider shall be liable to any Person for the determination that the most recently communicated NAV is not appropriate or for any determination as to the alternative basis for valuation; provided that such determination is made in good faith.

SECTION 8.5 Maintenance of Records.

The Sponsor shall maintain for a period of at least six Fiscal Years (a) all books of account required by Section 8.1 hereof; (b) a copy of the Certificate of Trust and all certificates of amendment thereto; (c) copies of the Trust’s U.S. federal, state and local income tax returns and reports, if any; (d) copies of any effective written Trust Agreements and Participant Agreements, including any amendments thereto; and (e) any financial statements of the Trust. The Sponsor may keep and maintain the books and records of the Trust in paper, magnetic, electronic or other format as the Sponsor may determine in its sole discretion, provided that the Sponsor shall use reasonable care to prevent the loss or destruction of such records. If there is a conflict between this Section 8.5 and the rules and regulations of any Secondary Market on which the Shares are listed, quoted or traded or, if applicable, the SEC with respect to the maintenance of records, the records shall be maintained pursuant to the rules and regulations of such Secondary Market or the SEC.

ARTICLE IX FISCAL YEAR

SECTION 9.1 Fiscal Year.

The fiscal year of the Trust for financial accounting purposes (the “Fiscal Year”) shall begin on the 1st day of January and end on the 31st day of December of each year. The Fiscal Year in which the Trust shall terminate shall end on the date of such termination.

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ARTICLE X AMENDMENT OF TRUST AGREEMENT; MEETINGS

SECTION 10.1 Amendments to the Trust Agreement.

(a)       Amendment Generally.

(i)       Except as otherwise specifically provided in this Section 10.1, the Sponsor, in its sole discretion and without Shareholder consent, may amend or otherwise supplement this Trust Agreement by making an amendment, an agreement supplemental hereto, or an amended and restated trust agreement. Any such restatement, amendment and/or supplement hereto shall be effective on such date as designated by the Sponsor in its sole discretion; provided that the Sponsor shall not be permitted to make any such amendment, or otherwise supplement this Trust Agreement, if such amendment or supplement would permit the Sponsor, the Trustee or any other Person to vary the investment of the Shareholders (within the meaning of Treasury Regulations Section 301.7701-4(c)) or would otherwise adversely affect the status of the Trust as a grantor trust for U.S. federal income tax purposes.  Every Shareholder, at the time any such amendment becomes effective, shall be deemed, by continuing to hold any Shares or an interest therein, to consent and agree to such amendment and to be bound by this Agreement as amended thereby.

(ii)       Any amendments to this Trust Agreement which materially adversely affects the interests of the Shareholders will not be effective until thirty (30) days after notice of such amendment is given by the Sponsor to the Shareholders, which may occur by posting on the Trust’s website, or supplement to the Prospectus, or through a current report on Form -K or in the Trust’s annual or quarterly reports.

(b)       Without limitation of the foregoing, the Sponsor may, without the approval of the Shareholders, amend the provisions of this Trust Agreement if the Trust is advised at any time by the Trust’s accountants or legal counsel that the amendments made are necessary to ensure that the Trust’s status as a grantor trust will be respected for U.S. federal income tax purposes. Notwithstanding any other provision of this Trust Agreement, without the consent of Shareholders representing a majority of the outstanding Shares, no amendment to this Trust Agreement may be made if, as a result of such amendment, it would cause the Trust to be treated as anything other than a grantor trust for U.S. federal income tax purposes.

(c)       No amendment affecting the rights or duties of the Trustee shall be binding upon or effective against the Trustee unless consented to by the Trustee in writing. No amendment shall be made to this Trust Agreement without the consent of the Trustee if the Trustee reasonably believes that such amendment adversely affects any of its rights, duties or liabilities. The Trustee shall be under no obligation to execute any amendment to the Trust Agreement or to any agreement to which the Trust is a party until it has received an instruction letter from the Sponsor, in form and substance reasonably satisfactory to the Trustee, (i) directing the Trustee to execute such amendment, (ii) representing and warranting to the Trustee that such execution is authorized and permitted by the terms of the Trust Agreement and (if applicable) such other agreement to which the Trust is a party and does not conflict with or violate any other agreement to which the Trust is a party and (iii) confirming that such execution and acts related thereto are covered by the indemnity provisions of the Trust Agreement in favor of the Trustee and do not adversely affect the Trustee.

(d)       Upon amendment of this Trust Agreement, the Certificate of Trust shall also be amended, if required by the Delaware Trust Statute, to reflect such change. At the expense of the Sponsor, the Trustee shall execute and file any amendment to the Certificate of Trust if so directed by the Sponsor.

(e)       To the fullest extent permitted by law, no provision of this Trust Agreement may be amended, waived or otherwise modified orally but only by a written instrument adopted in accordance with this Section 10.1.

SECTION 10.2 Meetings of the Trust.

Meetings of the Shareholders may be called by the Sponsor in its sole discretion. The Sponsor shall provide written notice to all Shareholders thereof of the meeting and the purpose of the meeting, which shall be held on a date not less than ten (10) nor more than sixty (60) days after the date of distribution of said notice, at a reasonable time and place. Any notice of meeting shall be accompanied by a description of the action to be taken at the meeting. Shareholders may vote in person or by proxy at any such meeting.

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SECTION 10.3 Action Without a Meeting.

Any action required or permitted to be taken by Shareholders by vote may be taken without a meeting by written consent setting forth the actions so taken. Such written consents shall be treated for all purposes as votes at a meeting. If the vote or consent of any Shareholder to any action of the Trust or any Shareholder, as contemplated by this Trust Agreement, is solicited by the Sponsor, the solicitation shall be effected by notice to each Shareholder given in the manner provided in Section 13.5. The vote or consent of each Shareholder so solicited shall be deemed conclusively to have been cast or granted as requested in the notice of solicitation, whether or not the notice of solicitation is actually received by that Shareholder, unless the Shareholder expresses written objection to the vote or consent by notice given in the manner provided in Section 13.5 and actually received by the Trust within twenty (20) days after the notice of solicitation is sent. The Covered Persons dealing with the Trust shall be entitled to act in reliance on any vote or consent that is deemed cast or granted pursuant to this Section 10.3 and shall be fully indemnified by the Trust in so doing. Any action taken or omitted in reliance on any such deemed vote or consent of one or more Shareholders shall not be void or voidable by reason of any communication made by or on behalf of all or any of such Shareholders in any manner other than as expressly provided in Section 13.5.

ARTICLE XI TERM

SECTION 11.1 Term.

The term for which the Trust is to exist shall be perpetual, unless terminated pursuant to the provisions of Article XII hereof or as otherwise provided by this Trust Agreement or by law.

ARTICLE XII TERMINATION

SECTION 12.1 Dissolution of the Trust.

(a)	The Sponsor may, in its sole discretion, dissolve the Trust if any of the following events occur:

(i)       the SEC determines that the Trust is an investment company required to be registered under the Investment Company Act of 1940;

(ii)       the CFTC determines that the Trust is a commodity pool under the Commodity Exchange Act;

(iii)       the Trust is determined to be a “money service business” under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act and is required to comply with certain FinCEN regulations thereunder;

(iv)       the Trust is required to obtain a license or make a registration under any state law regulating money transmitters, money services businesses, providers of prepaid or stored value or similar entities, or virtual currency businesses;

(v)       the Trust becomes insolvent or bankrupt;

(vi)       the Custodian resigns or is removed without replacement;

(vii)       all of the Trust’s Bitcoins are sold;

(viii)       the Sponsor determines that the size of the Trust Estate in relation to the expenses of the Trust makes it unreasonable or imprudent to continue the affairs of the Trust;

(ix)       the Sponsor receives notice from the IRS or from counsel for the Trust or the Sponsor that the Trust fails to qualify for treatment, or will not be treated, as a grantor trust under the Code;

(x)       the Trustee notifies the Sponsor of the Trustee’s election to resign and the Sponsor does not appoint a successor trustee within one hundred and eighty (180) days; or

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(xi)       the Sponsor determines, in its sole discretion, that it is desirable or advisable for any reason to discontinue the affairs of the Trust including, without limitation, due to a lack of profitability to the Sponsor and other service providers of the operation of the Trust, any obstacles or costs relating to the operation or regulatory compliance of the Trust, or the inability to market the Trust to investors or substantially grow the Trust in size.

(b)	The death, legal disability, bankruptcy, insolvency, dissolution, or withdrawal of any Shareholder (shall not result in the dissolution of the Trust, and such Shareholder, his or her estate, custodian or personal representative shall have no right to a redemption of such Shareholder’s Shares. Each Shareholder (and any assignee thereof) expressly agrees that in the event of his or her death, he or she waives on behalf of himself or herself and his or her estate, and he or she directs the legal representative of his or her estate and any person interested therein to waive the furnishing of any inventory, accounting or appraisal of the Trust Estate and any right to an audit or examination of the books of account for the Trust, except for such rights as are set forth in Article VIII hereof relating to the books of account and reports of the Trust.

SECTION 12.2 Distributions on Dissolution.

Upon the dissolution of the Trust, the Sponsor (or in the event there is no Sponsor, such person (the “Liquidating Trustee”) as the Shareholders holding Shares equal to at least a majority (over 50%) of the Shares may propose and approve) shall take full charge of the Trust Estate. Any Liquidating Trustee so appointed shall have and may exercise, without further authorization or approval of any of the parties hereto, all of the powers conferred upon the Sponsor under the terms of this Trust Agreement, subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, and provided that the Liquidating Trustee shall not have general liability for the acts, omissions, obligations and expenses of the Trust. Thereafter, in accordance with Section 3808(e) of the Delaware Trust Statute, the affairs of the Trust shall be wound up by the Sponsor or the Liquidating Trustee, and all assets owned by the Trust shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order of priority: (a) to the expenses of liquidation and termination and to creditors, including Shareholders who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Trust (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for distributions to Shareholders, and (b) to the Shareholders pro rata in accordance with their respective Percentage Interests of the Trust Estate.

SECTION 12.3 Termination; Certificate of Cancellation.

Following the dissolution and distribution of the assets of the Trust, the Trust shall terminate and the Sponsor or the Liquidating Trustee, as the case may be, shall instruct the Trustee in writing to execute and cause such certificate of cancellation of the Certificate of Trust to be filed in accordance with the Delaware Trust Statute at the expense of the Trust. Notwithstanding anything to the contrary contained in this Trust Agreement, the existence of the Trust as a separate legal entity shall continue until the filing of such certificate of cancellation.

ARTICLE XIII MISCELLANEOUS

SECTION 13.1 Governing Law.

The validity and construction of this Trust Agreement and all amendments hereto shall be governed by the laws of the State of Delaware, and the rights of all parties hereto and the effect of every provision hereof shall be subject to and construed according to the laws of the State of Delaware without regard to the conflict of laws provisions thereof; provided, however, that causes of action for violations of U.S. federal or state securities laws shall not be governed by this Section 13.1, and provided, further, that the parties hereto intend that the provisions hereof shall control over any contrary or limiting statutory or common law of the State of Delaware (other than the Delaware Trust Statute) and that, to the maximum extent permitted by applicable law, there shall not be applicable to the Trust, the Trustee, the Sponsor, the Shareholders or this Trust Agreement any provision of the laws (statutory or common) of the State of Delaware (other than the Delaware Trust Statute) pertaining to trusts that relate to or regulate in a manner inconsistent with the terms hereof: (a) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (b) affirmative requirements to post bonds for trustees, officers, agents, or employees of a trust, (c) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (d) fees or other sums payable to trustees, officers, agents or employees of a trust, (e) the allocation of receipts and expenditures to income or principal, (f) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding of trust assets, or (g) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees or managers that are inconsistent with the limitations on liability or authorities and powers of the Trustee or the Sponsor set forth or referenced in this Trust Agreement. Section 3540 of Title 12 of the Delaware Code shall not apply to the Trust. The Trust shall be of the type commonly called a “statutory trust,” and without limiting the provisions hereof, but subject to Section 1.5 and Section 1.6, the Trust may exercise all powers that are ordinarily exercised by such a statutory trust under Delaware law. Subject to Section 1.5 and Section 1.6, the Trust specifically reserves the right to exercise any of the powers or privileges afforded to statutory trusts and the absence of a specific reference herein to any such power, privilege or action shall not imply that the Trust may not exercise such power or privilege or take such actions.

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SECTION 13.2 Provisions In Conflict With Law or Regulations.

(a)       The provisions of this Trust Agreement are severable, and if the Sponsor shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the Code, the Delaware Trust Statute, the Securities Act, if applicable, or other applicable U.S. federal or state laws or the rules and regulations of any Secondary Market, the Conflicting Provisions shall be deemed never to have constituted a part of this Trust Agreement, even without any amendment of this Trust Agreement pursuant to this Trust Agreement; provided, however, that such determination by the Sponsor shall not affect or impair any of the remaining provisions of this Trust Agreement or render invalid or improper any action taken or omitted prior to such determination. No Sponsor or Trustee shall be liable for making or failing to make such a determination.

(b)       If any provision of this Trust Agreement shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Trust Agreement in any jurisdiction.

SECTION 13.3 Merger and Consolidation.

Subject to the provisions of Section 1.5 and Section 1.6, the Sponsor may cause (i) the Trust to be merged with or into or consolidated with, converted to or to sell all or substantially all of its assets to, another trust or entity; (ii) the Shares of the Trust to be converted into beneficial interests in another statutory trust (or series thereof); or (iii) the Shares of the Trust to be exchanged for shares in another trust or company under or pursuant to any U.S. state or federal statute to the extent permitted by law. For the avoidance of doubt, subject to the provisions of Section 1.5, the Sponsor, with written notice to the Shareholders, may approve and effect any of the transactions contemplated under (i), (ii) and (iii) above without any vote or other action of the Shareholders.

SECTION 13.4 Construction.

In this Trust Agreement, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Trust Agreement.

SECTION 13.5 Notices.

All notices or communications under this Trust Agreement (other than notices of pledge or encumbrance of Shares, and reports and notices by the Sponsor to the Shareholders) shall be in writing and shall be effective upon personal delivery, or if sent by mail, postage prepaid, or if sent electronically, by email, or by overnight courier, and addressed, in each such case, to the address set forth in the books and records of the Trust or such other address as may be specified in writing, of the party to whom such notice is to be given, upon the deposit of such notice in the United States mail, upon electronic transmission thereof or upon deposit with a representative of an overnight courier, as the case may be. Notices of pledge or encumbrance of Shares shall be effective upon timely receipt by the Sponsor in writing. Any reports or notices by the Sponsor to the Shareholders which are given electronically shall be effective upon receipt without requirement of confirmation.

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All notices that are required to be provided to the Trustee shall be sent to:

Delaware Trust Company

Attention: Corporate Trust Administration

251 Little Falls Drive Wilmington, DE 19808

All notices that are required to be provided to the Trust or the Sponsor shall be sent to:

if to the Trust, at:

WisdomTree Bitcoin Fund

250 West 34th Street, 3rd Floor

New York, New York 10119

Attention: WisdomTree Digital Commodity Services, LLC

if to the Sponsor, at

WisdomTree Digital Commodity Services, LLC

250 West 34th Street, 3rd Floor

New York, New York 10119

Attention: Ryan Louvar

SECTION 13.6 Counterparts; Electronic Signatures.

This Trust Agreement may be executed in one or more counterparts (including those by facsimile or other electronic means), all of which shall constitute one and the same instrument binding on all of the parties hereto, notwithstanding that all parties are not signatory to the original or the same counterpart. This Trust Agreement, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

SECTION 13.7 Binding Nature of Trust Agreement.

The terms and provisions of this Trust Agreement shall be binding upon and inure to the benefit of the heirs, custodians, executors, estates, administrators, personal representatives, successors and permitted assigns of the respective Shareholders. For purposes of determining the rights of any Shareholder or assignee hereunder, the Trust and the Sponsor may rely upon the Trust records as to who are Shareholders and permitted assignees, and all Shareholders and assignees agree that the Trust and the Sponsor, in determining such rights, shall rely on such records and that Shareholders and their assignees shall be bound by such determination.

SECTION 13.8 No Legal Title to Trust Estate.

Subject to the provisions of Section 1.7 in the case of the Sponsor, the Shareholders shall not have legal title to any part of the Trust Estate.

SECTION 13.9 Creditors.

No creditors of any Shareholders shall have any right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to, the Trust Estate.

SECTION 13.10 Integration.

This Trust Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

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SECTION 13.11 Goodwill; Use of Name.

No value shall be placed on the name or goodwill of the Trust, which shall belong exclusively to WisdomTree Digital Commodity Services, LLC.

SECTION 13.12 Jurisdiction; Venue; Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY AGREES TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE, AND THE FEDERAL COURTS LOCATED WITHIN THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

SECTION 13.13 Corporate Transparency Act.

The Corporate Transparency Act (31 U.S.C. § 5336) and its implementing regulations (collectively, the “CTA”), may require the Trust to file reports with FinCEN. It shall be Sponsor’s duty and not the Trustee’s duty to prepare such filings, cause the Trust to make such filings, and to cause the Trust to comply with its obligations under the CTA, if any.

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IN WITNESS WHEREOF, the undersigned have duly executed this Declaration of Trust and Trust Agreement as of the day and year first above written.

DELAWARE TRUST COMPANY,

as Trustee

By:	/s/ Gregory Daniels
Name: Gregory Daniels
Title: Vice President

WISDOMTREE DIGITAL COMMODITY SERVICES, LLC,

as Sponsor

By:	/s/ Jeremy Schwartz
Name: Jeremy Schwartz
Title: CEO

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